Exhibit 99.1

For Immediate Release

Investor Contact: Inspire Pharmaceuticals, Inc. Thomas R. Staab, II Chief Financial Officer and Treasurer (919) 941-9777, Extension 267	Media Contact: Inspire Pharmaceuticals, Inc. Cara Amoroso Manager, Corporate Communications (919) 941-9777, Extension 266

INSPIRE ANNOUNCES RESULTS OF PHASE 3 PROLACRIA™ TRIAL FOR DRY EYE

- Primary and Secondary Endpoints Not Met -

DURHAM, NC - January 21, 2010 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today that its Phase 3 clinical trial (Trial 03-113) of PROLACRIA™ (diquafosol tetrasodium ophthalmic solution) 2% for the treatment of dry eye disease did not meet its primary endpoint (p = 0.526) or its secondary endpoint (p = 0.368).

“We have provided the top-line results from this trial to our partner Allergan and we will be conducting a thorough review of the program before determining next steps, if any,” stated Christy L. Shaffer, Ph.D., President and CEO of Inspire.

Trial 03-113 was a six-week, randomized, placebo-controlled trial in 490 patients who had a fluorescein staining score of three in the central region of the cornea at baseline, using the National Eye Institute (NEI) scale of zero to three. The primary endpoint was the proportion of subjects receiving PROLACRIA, administered four times daily as eye drops, that achieved clearing, or a staining score of zero, in the central region of the cornea in the study eye at the six-week trial endpoint, compared to those receiving placebo. The secondary endpoint was the proportion of patients receiving PROLACRIA that achieved greater than or equal to a two-unit reduction in staining scores at the six-week trial endpoint, compared to those receiving placebo.

About Inspire

Inspire is a biopharmaceutical company focused on researching, developing and commercializing prescription pharmaceutical products for ophthalmic and pulmonary diseases. Inspire’s goal is to build and commercialize a sustainable portfolio of innovative new products based on its technical and scientific expertise. The most advanced compounds in Inspire’s clinical pipeline are PROLACRIA™ (diquafosol tetrasodium ophthalmic solution) 2% for dry eye and denufosol tetrasodium for cystic fibrosis, which are both in Phase 3 development, and AZASITE® (azithromycin ophthalmic solution) 1% for blepharitis, which is in Phase 2 development. Inspire receives revenues related to the promotion of AZASITE for bacterial conjunctivitis, the co-promotion of ELESTAT® (epinastine HCl ophthalmic solution) 0.05% for allergic conjunctivitis and royalties based on net sales of RESTASIS® (cyclosporine ophthalmic emulsion) 0.05% for dry eye. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurances can be made with respect to: the timing or outcome of the review of our PROLACRIA program, including the determination of next steps, if any. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the seasonality of ELESTAT, intellectual property rights, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

###